News Announcement

INTEGRAMED PRICES 2.5 MILLION SHARE
COMMON STOCK OFFERING AT $7.50 PER SHARE

Purchase, NY – February 12, 2010 -- IntegraMed America, Inc. (NASDAQ: INMD) today announced that it has priced a public offering of 2,500,000 shares of its common stock at a price to the public of $7.50 per share, of which 2,000,000 shares are being offered through the underwriters named below and 500,000 shares are being offered directly by IntegraMed to IAT Reinsurance Company Ltd., IntegraMed’s largest stockholder.

The approximately $17 million of net proceeds, after deducting underwriting discounts, commissions and expected offering expenses payable by IntegraMed, are intended to be used to accelerate the addition of new partner fertility centers, to accelerate the pace of new vein clinic openings in 2010, or for general working capital and other corporate purposes.  The offering is expected to close on or about February 18, 2010, subject to the satisfaction of customary closing conditions.

The underwriters have been granted a 30-day option to purchase up to an additional 300,000 shares to cover over-allotments, if any.

Piper Jaffray & Co. acted as book-running manager and Dougherty & Company LLC acted as co-manager for the offering.  The offering is being made pursuant to an effective registration statement filed with the Securities and Exchange Commission.  Copies of the final prospectus relating to the offering may be obtained from the Securities and Exchange Commission website at http://www.sec.gov or from Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402 or by calling 1-800-747-3924.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About IntegraMed America, Inc.
IntegraMed America, Inc. manages highly specialized outpatient facilities in emerging, technology-based, niche medical markets and is a leading manager of fertility centers and vein care clinics in the United States.  IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management and quality assurance services.  IntegraMed also offers treatment-financing programs for self-pay patients.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  IntegraMed cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of IntegraMed to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, IntegraMed’s ability to satisfy all required closing conditions of the offering and other factors referenced herein. Further information on the factors and risks that could affect IntegraMed’s business, financial condition and results of operations is contained in IntegraMed’s filings with the Securities and Exchange Commission, which are available at http://www.sec.gov.  All information in this press release is as of February 12, 2010, and IntegraMed undertakes no duty to update this information.

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CONTACT:

Investors:	Media/Investors:
John W. Hlywak, Jr., EVP and CFO	Norberto Aja, David Collins
IntegraMed America, Inc.	Jaffoni & Collins
jhlywak@integramed.com	inmd@jcir.com
914-251-4143	212-835-8500